FARGO®

March 16, 1999

Mr. William H. Gibbs
Post Office Box 786
Riverton, WY 82501

Dear Bill:

We are happy to extend you an offer to join the Fargo Electronics Board of Directors. In addition, we would like you to work as an advisor to the Company on strategic and operational issues.

In lieu of the standard compensation for outside directors, you will receive two non-qualified stock options; the first to purchase 125,000 shares of Fargo Electronics Common Stock at an option price of $1.00 per share and the second to purchase 75,000 shares at $4.00 per share. Both these options will have 25% vesting after the first year and the remainder will vest quarterly in equal installments from year two through four and expire seven years from the date of grant. All unvested options held will be subject to 100% acceleration upon the (1) the sale of the company (2) merger of Fargo into another company or (3) an initial public offering of the company's stock. This grant is subject to approval by the Board of Directors and shareholders.

In addition, you will receive a monthly retainer of $8,333 from April 1999 through March 2000. This retainer will commit you to spend one week per month working on Fargo business. All reasonable expenses, including the cost of an apartment in the local area, incurred on Fargo business will be reimbursed by the Company.

While working for Fargo, you will use the titles of Board Director and VP of Strategic Planning. You should be aware that internal to the company we do not use formal titles. It is understood that the normal decision processes of the company will not be changed with your addition. I will continue to manage and make appropriate decisions as CEO. This does not mean that your advice and council is not valued, and I welcome your input. I do not, however, want the decision making process to be changed or slowed because of your presence in the company.

We are aware that you are also serving on the Board of Axiohm. Fargo considers Axiohm a competitor. We would request that no information about Fargo ever be shared with anyone connected with Axiohm. We reserve the right to, if we are concerned about this situation, ask you to resign from either Fargo's or Axiohm's Board. If we request you resign from Fargo's Board, your retainer and stock vesting would end as of the date you leave our Board.

Bill, I look forward to your help and support in creating shareholder value at Fargo. We look forward to welcoming you on April 1st as part of the Fargo team.

Sincerely,

/s/ Gary Holland

Gary Holland
President and CEO

6533 Flying Cloud Drive, Eden Prairie, MN 55344 USA • (800) 459-5636 • (612) 941-9470
FAX: (612) 941-7836 • Web: www.fargo.com • E-mail: sales@fargo.com